UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2013

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 29, 2013, we received notice from the NYSE MKT LLC (“NYSE MKT”) that we made reasonable demonstration of our ability to regain compliance with Section 1003(a)(i) of the NYSE MKT Company Guide (“Company Guide”) by October 20, 2013. Therefore, during this time, NYSE MKT will continue our listing. On April 5, 2013, the NYSE MKT notified us that we reported stockholders’ equity of less than $2 million as of December 31, 2012, and incurred losses from continuing operations and/or net losses in two of our three most recent fiscal years ended December 31, 2012. As a result, we again became subject to the procedures and requirements of Section 1009 of the Company Guide.

Separately, and as previously reported, on April 18, 2013, we received notice from the NYSE MKT that it granted us an extension until June 30, 2013 to regain compliance with continued listing standards of the NYSE MKT, during which time the NYSE MKT will continue our listing. The NYSE MKT previously notified us on April 20, 2012 that we were not in compliance with Section 1003(a)(iv) of the Company Guide in that we had sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition had become so impaired that it appeared questionable, in the opinion of the NYSE MKT, as to whether we will be able to continue operations and/or meet our obligations as they mature. We were afforded an opportunity to submit a plan of compliance to the NYSE MKT and, on May 17, 2012, we presented a plan to the NYSE MKT. On June 27, 2012, the NYSE MKT accepted our plan to regain compliance with its continued listing standards and granted us an extension until August 22, 2012. On September 21, 2012, the NYSE MKT notified us that it granted us another extension to January 31, 2013 and on February 1, 2013, NYSE MKT notified us that we were further granted extension until April 15, 2013 to regain compliance with the continued listing standards of the NYSE MKT.

We remain subject to the conditions set forth in the NYSE MKT’s letters dated April 20, 2012, and April 5, 2013. If we are not in compliance with all of the NYSE MKT’s continued listing standards of both Section 1003(a)(i) and Section 1003(a)(iv) within the respective timeframes provided, or do not make progress consistent with either plan during the respective plan period, the NYSE MKT will initiate delisting proceedings. We are not eligible for any extension after October 20, 2013.

A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1.

Item 5.08. Shareholder Director Nominations.

The 2013 Annual Meeting of Stockholders of CorMedix Inc. is scheduled to be held on July 30, 2013. This date is more than 30 days before the anniversary of our 2012 Annual Meeting. As a result, in accordance with our bylaws, as amended, and applicable rules and regulations of the Securities and Exchange Commission, or SEC, written notice from a stockholder interested in bringing business before the 2013 Annual Meeting or nominating a director candidate for election at the 2013 Annual Meeting, including any notice on Schedule 14N, must be received at our principal executive offices, 745 Route 202-206, Suite 303, Bridgewater, New Jersey 08807, by no later than 5:00 p.m., Eastern time, on June 14, 2013. Any such written notice must be directed to the attention of our Corporate Secretary and comply with the applicable advance notice provisions of our bylaws. Stockholder proposals intended to be considered for inclusion in our proxy materials for the 2013 Annual Meeting must comply with the requirements, including the deadline, set forth above as well as all applicable rules and regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended.

The date of the 2013 Annual Meeting was determined by the terms of the Securities Purchase Agreement discussed in Item 8.01 hereof and previously reported in our Current Report on Form 8-K filed on May 24, 2013. Under New York Stock Exchange rules, we cannot issue any shares of our common stock upon conversion of the convertible notes or exercise of the warrants issued pursuant to the Securities Purchase Agreement if, as a result of such issuance, we would have issued shares of our common stock in an aggregate amount equal to 2,656,532 shares, which is 20% of our shares of common stock outstanding on May 17, 2013, unless we have received the prior approval of our stockholders for such overage. Pursuant to the terms of the Securities Purchase Agreement, we are required to seek that approval by July 30, 2013.

Our Board has established the close of business on June 14, 2013 as the record date for determination of stockholders entitled to receive notice of and to vote at the 2013 Annual Meeting and at any adjournments or postponements thereof.

Additional Information and Where to Find It

We will file with the SEC and furnish to our stockholders a proxy statement for the 2013 Annual Meeting.  Before making any voting decision, our stockholders are urged to read the proxy statement in its entirety when it becomes available because it will contain important information about the matters on which our stockholders will be asked to vote. Stockholders may obtain a free copy of the proxy statement, when available, and other documents filed by us with the SEC at the SEC’s website at http://www.sec.gov.

Item 8.01. Other Events.

As previously reported, on May 23, 2013, we entered into a Securities Purchase Agreement with certain existing institutional investors, pursuant to which we agreed to sell senior secured convertible notes with an aggregate principal amount of $1,500,000 and warrants to purchase up to an aggregate of 1,000,000 shares of our common stock. The offering closed on May 30, 2013 and we received proceeds, net of selling discount and before offering expenses, of $1,425,000. No placement agent or underwriter was involved in the offering.

We intend to use the net proceeds of the offering for general corporate purposes, including the development and commercialization of Neutrolin®, and working capital and capital expenditures.

The information contained in this Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy any securities of our company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated May 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: May 31, 2013	/s/ Randy Milby
Name: Randy Milby
Title: Chief Executive Officer